KPMG LLP
Two Financial Center 60 South Street
Boston, MA 02111

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 25, 2026, with respect to the financial statements of Allspring VT Discovery All Cap Growth Fund, Allspring VT Discovery SMID Cap Growth Fund, Allspring VT Index Asset Allocation Fund, Allspring VT Opportunity Fund, and Allspring VT Small Cap Growth Fund, five of the funds constituting Allspring Variable Trust, as of December 31, 2025,incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts April 22, 2026